Amendment to the By-Laws
                                       of
             Warburg, Pincus Select Economic Value Equity Fund, Inc.

      Pursuant to Article VIII of the By-Laws of Warburg, Pincus Select Economic Value Equity, Fund Inc. the name has changed to Warburg, Pincus Focus Fund, Inc.

Dated the 1st day of January, 2000